Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 18, 2011, with respect to the consolidated financial statements and schedule of Delphi Automotive LLP and May 23, 2011, with respect to the balance sheet of Delphi Automotive PLC, in the Registration Statement (Form S-1) and related Prospectus of Delphi Automotive PLC dated May 25, 2011.

/s/ Ernst & Young LLP

Detroit, Michigan

May 25, 2011